EXHIBIT 99

        PRESS RELEASE OF FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

Contact: Martin A. Thomson, Chief Executive Officer (989) 356-9041


                FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
                       ANNOUNCES STOCK REPURCHASE PROGRAM


ALPENA, MICHIGAN - March 15, 2007; First Federal of Northern Michigan Bancorp, Inc. (Nasdaq Global Market: FFNM) announced today that its Board of Directors has authorized a stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its issued and outstanding shares, or up to approximately 151,750 shares. The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company's liquidity requirements and alternative uses of capital. The stock repurchase program may be carried out through open-market purchases, block trades, and in negotiated private transactions from time to time. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes, including the funding of the Company's stock-based incentive plan, which was approved by stockholders at the Company's 2006 Annual Meeting of Stockholders on May 17, 2006.

The stock repurchase program represents the second repurchase program authorized by the Board of Directors since the completion of the Company's second-step stock offering in April 2005. The Company's first stock repurchase program, also for 5% of the then-outstanding shares, was completed in July, 2006. Martin A. Thomson, Chief Executive Officer of the Company, said, "We are pleased to announce this second repurchase program. We believe our common stock is an attractive value at current trading prices and we believe the return of some of the Company's capital to shareholders is warranted."

First Federal of Northern Michigan Bancorp, Inc., headquartered in Alpena, Michigan, is the parent of First Federal of Northern Michigan, a federally chartered stock savings bank. As of December 31, 2006, the Company had $281.0 million in assets and approximately $177.1 million in deposits. The Company's common stock trades on the Nasdaq Global Market under the symbol FFNM. Investor information is available on the Company's web site www.first-federal.com.

This news release contains certain forward-looking statements, which are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements, including general economic conditions, changes in interest rates, regulatory considerations, and competition. The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-KSB for the year ended December 31, 2005, describe some of these factors. Forward-looking statements speak only as of the date they are made and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.